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                                                           [METLIFE LETTERHEAD]

First MetLife Investors Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

                                          October 12, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

    Re:  First MetLife Investors Variable Annuity Account One
         First MetLife Investors Insurance Company
         File Nos. 333-137965 and 811-08306
         SEC Accession No. 0001193125-06-206714

Dear Sir or Madam:

   Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company ("FMLI") and First MetLife Investors Variable Annuity Account One (the "Registrant") hereby request the withdrawal of Registrant's initial registration statement (the "Registration Statement") on Form N-4 for the PrimElite IV Contracts (the "Contracts"), SEC File No. 333-137965, filed with the Securities and Exchange Commission on October 12, 2006.

   FMLI and the Registrant are requesting withdrawal of the Registration Statement for the Contracts because financial statements for FMLI and the Registrant were inadvertently filed with the Registration Statement. Therefore, FMLI and the Registrant hereby request that an order be issued granting their request for withdrawal of the Registration Statement for the Contracts as soon as is practicable. No Contracts were sold in connection with the Registration Statement.

   If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                       Sincerely,

                                       First MetLife Investors Insurance Company

                                       /s/ Michele H. Abate
                                       -----------------------------------------
                                       Michele H. Abate
                                       Assistant General Counsel
                                       Metropolitan Life Insurance Company

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                                        First MetLife Investors Variable Annuity
                                        Account One

                                        /s/ Michele H. Abate
                                        ----------------------------------------
                                        Michele H. Abate
                                        Assistant General Counsel
                                        Metropolitan Life Insurance Company

cc:  W. Thomas Conner
     John B. Towers